            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Trustees
Domini Social Investment Trust

Board of Trustees
Domini Social Trust

We consent to the use of our reports, dated September 25, 2006, for the Domini
Social Equity Fund, Domini European Social Equity Fund, and Domini Social Bond
Fund, each a series of the Domini Social Investment Trust, and for the Domini
Social Equity Trust and Domini European Social Equity Trust, each a series of the Domini Social Trust, each incorporated herein by reference and to the references to our firm under the captions "FINANCIAL HIGHLIGHTS" in the prospectus and "INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM" in the Statement
of Additional Information.

                                          /s/ KPMG LLP

Boston, Massachusetts
November 17, 2006